Marcus & Millichap

PURCHASE AGREEMENT

THIS DOCUMENT IS MORE THAN A RECEIPT FOR MONEY. IT IS INTENDED TO BE A LEGALLY BINDING AGREEMENT. READ IT CAREFULLY.

Triple Net Properties, LLC, a Virginia limited liability company, or its permitted assignee(s) hereunder shall be hereafter referred to as “Buyer”.

St. Mary Physicians Center, LLC, a California limited liability company  shall be hereafter referred to as “Seller”.

Buyer shall deliver to Escrow Holder as defined in Paragraph 3 or to Marcus & Millichap Real Estate Investment Brokerage Company (“Agent”), as agent for [ X ] Seller [ ] Buyer [ ] Seller and Buyer the sum of five hundred thousand   dollars ($ 500,000 ) in the form of  a cashier’s check or wire transfer  . This sum is a deposit (“Deposit”) to be applied to the purchase price of that certain real property, (i) including the land, (ii) all rights, privileges and easements appurtenant to the land, (iii) all of Seller’s rights to the improvements and fixtures located on the land, (iv) all of Seller’s rights to tangible personal property (including furniture, furnishings and equipment), (v) all of Seller’s rights to intangible personal property (including permits, licenses, certificates, and contracts approved by Buyer during the due diligence) and (vi) all leases and tenant deposits (referred to as the “Property”) located in the City of  Long Beach  , County of  Los Angeles , State of  California , and more particularly described as follows:

Medical/office building located at:
1043 Elm Avenue, Long Beach, California 90813
APN #’s: 7273-008-030 & 7273-008-020

TERMS AND CONDITIONS

Seller agrees to sell the Property, and Buyer agrees to purchase the Property, on the following terms and conditions:

1)	PURCHASE PRICE: The purchase price for the Property is thirteen million eight hundred thousand dollars ($13,800,000). Buyer’s Deposit, pending Seller’s execution of this Purchase Agreement (the “Agreement”), shall be:

(A)	[ X ] delivered directly to the Escrow Company indicated in Paragraph 3 of this Agreement, by check or wire, upon mutual execution of this Agreement.

(B)	[ ] delivered to Agent and Agent shall within ( ) calendar days deposit Buyer’s deposit check into a Marcus & Millichap Trust Account;

If option (A) is selected, Agent shall deliver and deposit same in escrow as provided in Paragraph 3 below. The balance of the purchase price shall be payable at close of escrow pursuant to the terms stated below.

2)	DOWN PAYMENT: Buyer shall make a cash down payment of five million five hundred twenty thousand dollars ($ 5,520,000 ).

3)	ESCROW: Within three (3) calendar days after the Effective Date (as defined in a separate paragraph below) Buyer and Seller shall open escrow with First American Title Insurance Company, Brian Serikaku, Phone:714-250-8405 (the “Escrow Holder”) by the simultaneous deposit of a copy of this Agreement and Buyer’s Deposit with the Escrow Holder.

Within three (3) calendar days from Effective Date (as defined in paragraph 37 below) Seller and Buyer agree to prepare and execute such escrow instructions, consistent herewith, as may be necessary and appropriate to close the transaction. Should said instructions fail to be executed as required, Escrow Holder shall and is hereby directed to close escrow pursuant to the terms and conditions of this Agreement. Close of escrow (or the “Closing Date”, which shall mean the date on which the deed transferring title is recorded) shall occur within thirty-five (35) calendar days of the Effective Date of this Agreement (as defined in a separate paragraph below). Upon not less than five (5) calendar days prior to the then scheduled closing, Seller may, by written notice to Buyer, extend the Closing Date one or more times for up to an additional aggregate forty-five (45) calendar days as Seller deems necessary to consummate the defeasance of Seller’s existing financing and obtain the release of the Property from the lien of the existing Deed of Trust (Buyer acknowledging that Seller cannot initiate the defeasement process until Buyer has waived all contingencies). Escrow fee shall be paid by   1/2 Buyer 1/2 Seller All other closing costs shall be paid in accordance with the custom in the county in which the Property is located.

4) PRORATIONS:

4.1)	The following shall be prorated between Seller and Buyer as of the Closing Date with the Buyer being deemed the owner of the Property as of the Closing Date:

(a)	Rents: Buyer will receive a credit at closing for all rents collected by Seller prior to the Closing and allocable to the period from and after the Closing Date based upon the actual number of days in the month. No credit shall be given the Seller for accrued and unpaid rent or any other non-current sums due from tenants until these sums are paid, and Seller shall retain the right to collect any such rent provided Seller does not sue to evict any tenants or terminate any tenant leases. Buyer shall cooperate with Seller after Closing to collect any rent under the tenant leases which has accrued as of the Closing; provided, however, Buyer shall not be obligated to sue any tenants or exercise any legal remedies under the tenant leases or to incur any expense over and above its own regular collection expenses. All payments collected from tenants after Closing shall first be applied to the month in which the Closing occurs, then to any rent due to Buyer for the period after Closing and finally to any rent due to Seller for the period prior to Closing; provided, however, notwithstanding the foregoing, if Seller collects any payments from tenants after Closing through its own collection efforts, Seller may first apply such payments to rent due the Seller for the period prior to Closing.

(b)	CAM Expenses: To the extent that tenants are reimbursing the landlord for common area maintenance, property taxes and other operating expenses (collectively, “CAM Charges”), CAM Charges shall be prorated at Closing and again subsequent to Closing, as of the date of Closing on a lease-by-lease basis with each party being entitled to receive a portion of the CAM Charges payable under each Lease for the CAM Lease Year in which Closing occurs, which portion shall be equal to the actual CAM Charges incurred during the party’s respective periods of ownership of the Property during the CAM Lease Year. As used herein, the term “CAM Lease Year” means the twelve (12) month period as to which annual CAM Charges are owed under each Lease. Five (5) days prior to Closing the Seller shall submit to Buyer an itemization of its actual CAM Charges operating expenses through such date and the amount of CAM Charges received by the Seller as of such date, together with an estimate of CAM Charges to be incurred to, but not including, the Closing Date. In the event that the Seller has received CAM Charges payments in excess of its actual CAM Charges operating expenses, the Buyer shall be entitled to receive a credit against the Purchase Price for the excess. In the event that the Seller has received CAM Charges payments less than its actual CAM Charges operating expenses, to the extent that the Leases provide for a “true up” at the end of the CAM Lease Year, the Seller shall be entitled to receive any deficit but only after the Buyer has received any true up payment from the Tenant. Upon receipt by either party of any CAM Charge true up payment from a Tenant, the party receiving the same shall provide to the other party its allocable share of the “true up” payment within five (5) days of the receipt thereof.

(c)	To assist the Buyer in preparing “true up” reconciliations at the end of the CAM Lease Year, the Seller shall deliver to the Buyer at Closing records of all of the Seller’s CAM Charge expenditures.

(d)	Operating Expenses: All operating expenses (including all charges under the service contracts and agreements assumed by Buyer) shall be prorated, and as to each service provider, operating expenses payable or paid to such service provider in respect to the billing period of such service provider in which the Closing Date occurs (the “Current Billing Period”), shall be prorated on a per diem basis based upon the number of days in the Current Billing Period prior to the Closing Date and the number of days in the Current Billing Period from and after the Closing Date, and assuming that all charges are incurred uniformly during the Current Billing Period. If actual bills for the Current Billing Period are unavailable as of the Closing Date, then such proration shall be made on an estimated basis based upon the most recently issued bills, subject to readjustment upon receipt of actual bills.

(e)	Security Deposits; Prepaid Rents: Prepaid rentals and other tenant charges and security deposits (including any portion thereof which may be designated as prepaid rent) under tenant leases, if and to the extent that such deposits are in Seller’s actual possession or control and have not been otherwise applied by Seller to any obligations of any tenants under the tenant leases, shall be credited against the Purchase Price, and upon the Closing, Buyer shall assume full responsibility for all security deposits to be refunded to the tenants under the tenant leases (to the extent the same are required to be refunded by the terms of such tenant leases or applicable). In the event that any security deposits are in the form of letters of credit or other financial instruments (the “Non-Cash Security Deposits”), Seller will, at Closing use its reasonable efforts to cause Buyer to be named as beneficiary under the Non-Cash Security Deposits. Buyer will not receive a credit against the Purchase Price for such Non-Cash Security Deposits. In the event that the Buyer cannot be named the beneficiary under the Non-Cash Security Deposits or is otherwise unable to transfer any Non-Cash Security Deposits to Buyer one (1) day prior to Closing, then Seller shall deposit the original of any such Non-Cash Security Deposits into escrow one(1) day prior to Closing to be held pursuant to mutually satisfactory instructions providing for the release thereof to Seller in order to effectuate such transfer to Buyer or, as requested by Buyer, to draw thereon if and when permitted by the lease pursuant to which same was posted (“Non-Cash Security Deposit Obligations”). Notwithstanding anything to the contrary, Seller hereby acknowledges and agrees that (a) Seller’s Non-Cash Security Deposit Obligations are a condition to closing, and (b) if Seller is unable to transfer any Non-Cash Security Deposits to Buyer one (1) day prior to Closing, Seller shall continue to use good faith reasonable efforts to transfer any such Non-Cash Security Deposits to Buyer after Closing.

(f)	Leasing Costs: Seller shall receive a credit at the Closing for all leasing costs, including tenant improvement costs and allowances, and its pro-rata leasing commissions, previously paid by Seller in connection with any Lease or modification to an existing Tenant Lease which was entered into after the Effective Date and which is approved or deemed approved by Buyer pursuant to this Agreement, which approval included approval of the tenant improvement costs. The Seller’s pro-rata share shall be equal to a fraction which has as its numerator the number of months left in the base term of the Lease after the Closing Date and which has as its denominator the number of months in the base term of the Lease. Seller shall pay for all tenant improvement allowances and leasing commissions with respect to the premises leased as of the Effective Date by the tenants pursuant to the tenant leases in effect as of the Effective Date, to the extent that such improvement allowances and leasing commissions are unpaid as of the Closing Date.

4.2)	CALCULATION; REPRORATION: Seller shall prepare and deliver to Buyer no later than five (5) days prior to the Closing Date an estimated closing statement which shall set forth the costs payable under subsection (c) and the prorations and credits provided for in this section and subsection (d) and elsewhere in this Agreement. Any item which cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and adjusted when the information is available in accordance with this subparagraph. Buyer shall notify Seller within two (2) days after its receipt of such estimated closing statement of any items which Buyer disputes, and the parties shall attempt in good faith to reconcile any differences not later than one (1) day before the Closing Date. The estimated closing statement as adjusted as aforesaid and approved in writing by the parties (which shall not be withheld if prepared in accordance with this Agreement) shall be referred to herein as the “Closing Statement”. If the prorations and credits made under the Closing Statement shall prove to be incorrect or incomplete for any reason, then either party shall be entitled to an adjustment to correct the same; provided, however, that any adjustment shall be made, if at all, within sixty (60) days after the Closing Date (except with respect to the property tax component of CAM Charges, in which case such adjustment shall be made within thirty (30) days after the information necessary to perform such adjustment is available), and if a party fails to request an adjustment to the Closing Statement by a written notice delivered to the other party within the applicable period set forth above (such notice to specify in reasonable detail the items within the Closing Statement that such party desires to adjust and the reasons for such adjustment), then the prorations and credits set forth in the Closing Statement shall be binding and conclusive against such party.

4.3)	ITEMS NOT PRORATED: Seller and Buyer agree that (a) on the Closing Date, the Property will not be subject to any financing arranged by Seller; (b) none of the insurance policies relating to the Property will be assigned to Buyer and Buyer shall be responsible for arranging for its own insurance as of the Closing Date; and (c) utilities, including telephone, electricity, water and gas, shall be read on the Closing Date and Buyer shall be responsible for all the necessary actions needed to arrange for utilities to be transferred to the name of Buyer on the Closing Date, including the posting of any required deposits and Seller shall be entitled to recover and retain from the providers of such utilities any refunds or overpayments to the extent applicable to the period prior to the Closing Date, and any utility deposits which it or its predecessors may have posted. Accordingly, there will be no prorations for debt service, insurance or utilities. In the event a meter reading is unavailable for any particular utility, such utility shall be prorated in the manner provided in Section 1.2 above.

4.4)	INDEMNIFICATION: Buyer and Seller shall each indemnify, protect, defend and hold the other harmless from and against any claim in any way arising from the matters for which the other receives a credit or otherwise assumes responsibility pursuant to this Section.

4.5) SURVIVAL: This Section shall survive the Closing Date.

5)	TITLE: Seller has heretofore caused to be delivered to Buyer a preliminary title report with copies of all exceptions issued by First American Title Insurance Company (the “Title Company”) on the Property. Within seven (7) business days after the Effective Date of the Agreement, Buyer shall either unconditionally approve in writing the exceptions contained in the title report or specify in writing any exceptions to which Buyer reasonably objects. If Buyer timely objects to any exceptions Seller shall, within five (5) business days after receipt of Buyer’s objections, deliver to Buyer written notice that either (i) Seller will, at Seller’s expense, remove the exception(s) to which Buyer has objected on or before the Closing Date or (ii) Seller is unwilling or unable to eliminate said exception(s). If Seller fails to so notify Buyer, or Seller notifies that it is unwilling or unable to remove any such exception by the Closing Date, Buyer may elect by written notice to Seller within three (3) business days thereafter to terminate this Agreement and receive back the entire Deposit, in which event Buyer and Seller shall have no further obligations under this Agreement; otherwise Buyer shall purchase the Property subject to such exception(s) and shall be deemed to have waived such objection. If Buyer does not timely notify Seller of any title exception objection as above described, Buyer shall be deemed to have approved such exception. Notwithstanding anything to the contrary, if prior to Closing Buyer shall receive an updated title report which discloses any new liens, encumbrances or other matters not previously accepted (other than survey exceptions which Buyer has approved pursuant to subparagraph 8.5 hereof and other than matters which Buyer’s physical inspection of the Property discloses) Buyer may, within three (3) business days following receipt thereof, notify Seller in writing of any new exceptions to which Buyer reasonably objects, and the process described above in this Paragraph 5 shall apply thereto.

Seller shall convey by grant deed to Buyer (or to such other person or entity as Buyer may specify) marketable fee title subject only to the exceptions approved by Buyer in accordance with this Agreement. Title shall be insured by the Title Company in the amount of the Purchase Price by an ALTA Extended Coverage Owner’s Policy of Title Insurance (Form B, rev. 10/17/92), which shall provide full coverage against mechanics’ and materialmen’s liens and shall contain such endorsements as Purchaser may reasonably require. Seller will be responsible for payment of the CLTA portion of the title policy and Buyer will be responsible for the ALTA extended coverage plus cost of all endorsements. Buyer’s inability to obtain an ALTA policy (rather than CLTA policy) or any endorsements (other than a mechanic’s lien endorsement) in a timely fashion, or at all, shall not be a condition to closing, and Seller shall have no obligation regarding a new or updated survey. At closing, Buyer shall provide Seller with an ALTA lender’s policy and Buyer shall pay the additional premium for same.

Seller shall be prohibited from creating or consenting to any lien, lease or tenancy, encumbrance, easement, reservation, or similar document between the execution of the Agreement and the Close of Escrow, without obtaining the prior written consent of Buyer which shall not be unreasonably withheld or delayed. Buyer shall have the right to review and approve or disapprove any encumbrance placed on the property after the execution of the Agreement (both during the due diligence period and after the due diligence period until closing). If Buyer disapproves any such encumbrance, Buyer will have the right to terminate the Agreement and receive a refund of the entire Deposit (plus interest accrued thereon).

6) FINANCING CONTINGENCIES

6.1)	SELLER CARRIES BACK FIRST: The balance of the purchase price shall be paid as follows: The balance of the purchase price in the amount of eight million two hundred eighty thousand dollars ($ 8,280.00) shall be evidenced by a _first lien deed of trust, an Assignment of Rents, a Personal Property Security Agreement, a UGG-1 and a Fixture Filing, all to be executed by Buyer in favor of Seller and delivered to Seller upon the Closing Date. Said note shall bear interest at the rate of five and eight tenths percent (5.8%) per year, (select one “X”) _X fixed rate other , and shall be payable as follows: _Monthly interest only payments of forty thousand twenty dollars ($40,020). Said note shall be due and payable _twenty-four (24) calendar months from the Closing Date and shall be prepayable, principal and/or interest, at any time, and from time to time, in whole or in part, without premium, notice, or penalty. Said promissory note and other loan documents shall be in the form attached as Exhibit “A” and shall be (select one “X”) assumable assumable one time only _X not assumable.

7) PEST CONTROL CONTINGENCIES: Not applicable.

8) INSPECTION CONTINGENCIES:

8.1)	BOOKS AND RECORDS: To the extent Seller is in actual possession of same, Seller agrees to provide Buyer with the items listed below within one (1) business day following the Effective Date:

a.	All rental agreements, leases, service contracts, insurance information, latest tax bill(s) and other written agreements, written code violations or other notices which affect the Property.

b.	The operating statements of the Property for the sixteen (16) calendar months immediately preceding the Effective Date hereof.

c.	For commercial properties, copies of whatever documents the Seller may have regarding the financial condition, business prospects or prospective continued occupancy of any tenant (including but not limited to financial statements, credit reports, etc.).

d.	A complete and current rent roll, including a schedule of all tenant deposits and fees.

e.	A written inventory of all items of Personal Property, if any, to be conveyed to Buyer and included as part of the Purchase Price at close of escrow. Buyer shall be entitled to be conveyed only such personal property as is shown in such inventory.

f.	A report paid for by Seller by Natural Hazard Disclosure, LLC , a professional provider, containing the Natural Hazard Disclosures (as defined below) concerning the Property. “Natural Hazard Disclosures” shall mean whether the Property is located within: (1) Special Flood Hazard Area; (2) Dam Failure Inundation Area; (3) Earthquake Fault Zone; (4) Seismic Hazard Zone; (5) High Fire Severity Area; and/or (6) Wildland Fire Area. Seller represents and warrants that, unless otherwise noted by Seller to Buyer in writing, Seller is unaware of any inaccuracies in the Natural Hazard Disclosures.

g.	Any and all documents, of any type or nature, that in any way references the existence of mold or mold-related problems with the Property or any toxic substance on or about the Property.

h.	Any and all documents, of any type or nature that in any way references the existence of lead-based paint or lead-based paint problems with the Property.

i.	Any and all documents, of any type or nature, that in any way reference the existence of litigation affecting the property, together with a schedule of any litigation.

j.	Most recent C.A.M reconciliation, Phase I dated November 20, 1995 and an ALTA Survey dated October 25, 1997.

k.	2006 and 2007 Year-to-Date General Ledgers.

Buyer shall acknowledge receipt of these items in writing. Within seven (7) calendar days after the Effective Date of the Agreement, Buyer shall review and approve in writing each of these items. If Buyer fails to unconditionally approve in writing these items within the specified time, this Agreement shall be rendered null and void, Buyer’s entire deposit shall be returned, and Buyer and Seller shall have no further obligations hereunder.

8.2) PHYSICAL INSPECTION: Within seven (7) calendar days after the Effective Date of the Agreement, Buyer shall inspect the physical condition of the Property (without disturbing tenants), including, but not limited to the soil conditions and the presence or absence of lead-based paint and other hazardous materials on or about the Property, and to notify the Seller in writing that Buyer approves same. Seller shall provide reasonable access to Buyer during normal business hours to conduct physical inspection(s). If Buyer fails to unconditionally approve in writing the physical condition of the Property within the specified time, this Agreement shall be terminated, Buyer’s entire deposit shall be returned, and Seller shall have no further obligations hereunder. No invasive tests shall be performed without Seller’s prior written approval and then only upon such terms and conditions as Seller shall reasonably require. Buyer shall continue to have the right to conduct inspection(s) of the Property through closing, although Buyer’s satisfaction with such additional inspections is not a condition of closing.

8.3)	STATE AND LOCAL LAWS: Within seven (7) calendar days after the Effective Date of the Agreement, Buyer shall investigate the financial condition, business prospects and prospective continued occupancy of any tenant of the Property. Buyer shall e allowed to conduct interviews of the tenants. Seller shall cooperate with Buyer and shall provide Buyer in writing with all such information in Seller’s possession, but shall not be responsible for any tenant’s refusal to provide such information. If buyer fails to unconditionally approve in writing tenant financial condition within the specified time, this Agreement shall be terminated, Buyer’s entire Deposit shall be returned, and Seller shall have no further obligations hereunder. No facts arising or first coming to Seller’s attention after Buyer’s removal of the above contingency shall relieve Buyer of its obligations under this Agreement.

8.4)	TENANT FINANCIAL INFORMATION (Leased Properties): Within seven (7) calendar days after the Effective Date of the Agreement, Buyer shall investigate the financial condition, business prospects and prospective continued occupancy of any tenant of the Property. Buyer shall be allowed to conduct interviews of the tenants. Seller shall cooperate with Buyer and shall provide Buyer in writing with all such information in Seller’s possession, but shall not be responsible for any tenant’s refusal to provide such information. If Buyer fails to unconditionally approve in writing tenant financial condition within the specified time, this Agreement shall be terminated, Buyer’s entire Deposit shall be returned, and Seller shall have no further obligations hereunder. No facts arising or first coming to Seller’s attention after Buyer’s removal of the above contingency shall relieve Buyer of its obligations under this Agreement.

8.5)	SURVEY: Buyer has ordered a new survey of the Property (at Buyer’s sole expense). If Buyer fails to unconditionally approve in writing such survey and all exceptions therein by 5:00PM Pacific Daylight Time, June 27, 2007, or seven (7) business days after the Effective Date, whichever is later, this Agreement shall be terminated, Buyer’s entire Deposit shall be immediately returned, and Seller shall have no further obligations hereunder.

8.6) 3-14 REPRESENTATION LETTER: Intentionally deleted.

8.7)	CONFIDENTIALITY: Buyer agrees that all information and documents concerning the Property and this transaction, including, without limitation, the materials and information delivered to Buyer by Seller, are strictly confidential. Buyer shall also treat as strictly confidential any and all additional information concerning the Property (including, without limitation, any environmental reports obtained by Buyer) obtained or developed by Buyer or its agents, representatives and employees in connection with Buyer’s due diligence activities. Should the transactions contemplated by this Agreement fail to be consummated for any reason, Buyer shall treat the contents of such documents and information as strictly confidential; provided that Buyer may disclose information regarding the Property to its assignee(s), consultants of Buyer, any prospective lender and to Buyer’s agents and attorneys involved in this transaction. Prior to disclosing information to any prospective lender, agents, attorneys, affiliates or equity investors, Buyer shall take reasonable measures to assure continued confidentiality of such information. Without limitation upon the foregoing, Buyer and Seller shall not publicize through the press or other media the pendency or completion of this transaction or respond to press or media inquiries respecting same.

9) DEPOSIT INCREASE: Not applicable.

10)	DEPOSIT TRANSFER: Buyer’s Deposit shall remain in trust, if held by Agent, or in escrow if previously deposited in escrow, until removal of the inspection contingencies set forth in paragraph(s) 5, 8.1, 8.2, 8.3, 8.4, and 8.5 hereof. Upon removal of said contingencies, Buyer’s Deposit shall be delivered to escrow by Agent (if same has been held in trust by Agent); a grant deed duly executed by Seller, sufficient to convey title to Buyer, shall be delivered to escrow by Seller; and Escrow Holder shall release immediately from escrow and deliver to Seller fifty thousand dollars ($50,000) of Buyer’s Deposit. The remainder of Buyer’s Deposit (including increases, if any) shall remain in escrow until closing or termination of the Agreement. Buyer acknowledges and agrees that, in the event Buyer defaults on this Agreement after removal of contingencies, Buyer’s Deposit is non-refundable and shall constitute liquidated damages to Seller. Seller shall hold said fifty thousand dollar ($50,000) portion of Buyer’s Deposit subject to the remaining terms and conditions of this Agreement. If the Property is made unmarketable by Seller, or Seller should default on this Agreement, the entire Deposit shall be returned to Buyer and deed shall be returned to Seller. The entire Deposit shall be credited to the Purchase Price at the close of escrow unless otherwise provided herein. If Seller defaults on this Agreement after Seller has received the Deposit, Seller understands and agrees that Buyer’s entire Deposit must be returned to Buyer immediately.

Buyer’s Initials /s/ RHSeller’s Initials/s/ GD

11)	ESTOPPEL CERTIFICATE CONTINGENCY (Leased Properties):

11.1)	As a condition of Closing, Seller shall obtain and deliver to Buyer, five (5) days prior to closing or earlier, estoppel certificates in the form attached as Exhibit “B” from lessees or tenants representing at least eighty-five percent ( 85%) of the occupied square footage. As a condition of closing the above requirement shall include estoppel certificates from St. Mary’s Medical Center and Pacific Shores Medical Group (the “Major Tenants”). To the extent the form of estoppel certificate attached hereto as Exhibit B requests information in addition to or different than that required to be given pursuant to a particular tenant lease, then this condition will be satisfied for such tenant(s) if such tenant(s) executes an estoppel certificate in the form and content required pursuant to its tenant lease. Except with respect to the Major Tenants, if Seller is unable to obtain an estoppel certificate from a sufficient number of tenants to satisfy the percentage set forth above, then, in lieu thereof, Seller shall have the option to provide Buyer with a certificate pertaining to no more than 25% of the occupied square footage of the building covering the same matters that would have been set forth in the estoppel certificates, except that the third sentence of Section 7 of the estoppel certificate shall be deleted and replaced with the following “to Seller’s knowledge (as defined in the Purchase Agreement to which this estoppel certificate relates) Tenant has not declared bankruptcy or similar insolvency proceeding and no such proceeding has been commenced against tenant seeking such relief” (and if, after the closing, Seller delivers to Buyer an estoppel certificate from a tenant for whom Seller executed a Seller’s certification at the closing, then Seller thereafter shall be released from said certification). Subject to the preceding sentence, Seller’s liability in connection with any Seller’s certificate shall not merge into any instrument or conveyance delivered at the Closing Date. If Seller is unable to obtain an estoppel certificate from a sufficient number of tenants to satisfy the percentage set forth above, then, in lieu thereof, Seller shall have the option to provide Buyer with a certificate pertaining to no more than 25% of the occupied square footage of the covering the same matters that would have been set forth in the estoppel certificates (and if, after the closing, Seller delivers to Buyer an estoppel certificate from a tenant for whom Seller executed a Seller’s certification at the closing, then Seller thereafter shall be released from said certification). Subject to the preceding sentence, Seller’s liability in connection with any Seller’s certificate shall not merge into any instrument or conveyance delivered at the Closing Date hereto as Exhibit B requests information in addition to or different than that required to be given pursuant to a particular tenant lease, then this condition will be satisfied for such tenant(s) if such tenant(s) executes an estoppel certificate in the form and content required pursuant to its tenant lease. hereto as Exhibit B requests information in addition to or different than that required to be given pursuant to a particular tenant lease, then this condition will be satisfied for such tenant(s) if such tenant(s) executes an estoppel certificate in the form and content required pursuant to its tenant lease. Buyer If Seller is unable to obtain an estoppel certificate from a sufficient number of tenants to satisfy the percentage set forth above, then, in lieu thereof, Seller shall have the option to provide Buyer with a certificate pertaining to no more than 25% of the occupied square footage of the covering the same matters that would have been set forth in the estoppel certificates (and if, after the closing, Seller delivers to Buyer an estoppel certificate from a tenant for whom Seller executed a Seller’s certification at the closing, then Seller thereafter shall be released from said certification). Subject to the preceding sentence, Seller’s liability in connection with any Seller’s certificate shall not merge into any instrument or conveyance delivered at the Closing Date shall have two (2) business days following Buyer’s receipt of estoppel certificates to review and approve the estoppel certificates. Buyer may only disapprove said certificates, and cancel the Agreement, if the certificates reflect a discrepancy materially affecting the economics of the transaction, or a previously undisclosed material breach of a material lease. Upon such disapproval, Buyer’s entire deposit shall be returned, and the parties shall have no further obligations hereunder. Seller’s obligations respecting the obtaining of such tenant estoppels is limited to good faith commercially reasonable efforts and Seller shall have no obligation to place a tenant in default or to bring legal action in order to obtain same.

12)	SERVICE AND TENANT CONTRACTS/OTHER MATERIAL CHANGES: Buyer shall have the right to review and approve or disapprove all service and other agreements during the due diligence period. Any contracts rejected by Buyer will be terminated at the closing at Seller’s cost. After Buyer has removed all contingencies, Seller shall not, without the prior written consent of Buyer which cannot be unreasonably withheld, enter into any new service or tenant contracts that cannot be canceled with 30 days notice and without penalty. Seller shall not make any material changes to the Property, do any act, or enter into any agreements of any kind that materially changes the value of the Property or the rights of the buyer as they relate to the Property.

13)	PERSONAL PROPERTY: Title to any personal property to be conveyed to Buyer in connection with the sale of the Property shall be conveyed to Buyer by Bill of Sale on the Closing Date free and clear of all encumbrances (except those approved by Buyer as provided above). The price of these items shall be included in the Purchase Price for the Property, and Buyer agrees to accept all such personal property in “as is” condition.

14)	CONDITION OF PROPERTY: (a) EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, THE REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN PARAGRAPH 40 BELOW, THE PROPERTY SHALL BE SOLD BY SELLER AND ACQUIRED BY BUYER IN ITS “AS IS” CONDITION AS OF THE DATE OF CLOSING. BUYER ACKNOWLEDGES AND AGREES THAT BUYER IS KNOWLEDGEABLE AND SOPHISTICATED IN REAL ESTATE MATTERS AND HAS OR WILL HAVE RELIED SOLELY UPON ITS OR ITS AGENTS’ OWN REVIEW AND INSPECTION OF THE PROPERTY AND ITS OWN FAMILIARITY WITH THE PROPERTY AND OTHER PROPERTIES IN THE SOUTHERN CALIFORNIA MARKET AND THE REQUIREMENTS OF LOCAL LAW, AND BY VIRTUE THEREOF, EXCEPT TO THE EXTENT BUYER RELIES UPON ANY REPRESENTATION OR WARRANTY OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT (ALL OF WHICH BUYER ACKNOWLEDGES ARE MADE SOLELY TO THE ACTUAL KNOWLEDGE OF SELLER WITHOUT INDEPENDENT INVESTIGATION OR INQUIRY), BUYER IS ACQUIRING THE PROPERTY IN AN “AS-IS” CONDITION AND NOT IN RELIANCE UPON ANY STATEMENT, REPRESENTATION, COVENANT OR WARRANTY, EXPRESS OR IMPLIED, OF SELLER OR ANY OF ITS AFFILIATES, DIRECTORS, SHAREHOLDERS, OFFICERS, AGENTS, ATTORNEYS OR CONSULTANTS WITH RESPECT TO THE PROPERTY, THE VALUE, PHYSICAL CONDITION, CONDITION OF TITLE TO, UTILITY, MARKETABILITY OR FITNESS OF THE PROPERTY FOR ANY PURPOSE; THE COMPLETENESS, ACCURACY OR AUTHENTICITY OF ANY APPRAISALS, REPORTS, STUDIES OR OTHER INFORMATION WHICH MAY HAVE BEEN FURNISHED BY SELLER TO BUYER; MATTERS WHICH A PHYSICAL INSPECTION OR SURVEY THEREOF WOULD DISCLOSE; THE CONTINUING EFFECTIVENESS OR VALIDITY OR AVAILABILITY OF ANY AGREEMENTS, PERMITS OR ENTITLEMENTS FOR ANY PORTION OF THE PROPERTY, COMPLIANCE WITH APPLICABLE ZONING AND OTHER CODES, ORDINANCES OR REGULATIONS OF GOVERNMENTAL OR QUASI-GOVERNMENTAL AUTHORITIES, INCLUDING (WITHOUT LIMITATION) THE AMERICANS WITH DISABILITIES ACT; THE ECONOMIC FEASIBILITY OF OWNERSHIP THEREOF OR OPERATIONS RELATED THERETO; THE AVAILABILITY OF FINANCING FOR THE PROPERTY; THE PRESENCE OR ABSENCE OF ANY HAZARDOUS SUBSTANCES, IN, ON, UNDER, AROUND, ABOUT OR AFFECTING THE PROPERTY, THE COMPLIANCE OF THE PROPERTY AND SELLER WITH ANY LAWS REGULATING HAZARDOUS SUBSTANCES, INCLUDING PROVISION OF ANY NOTICES REQUIRED BY LAW, AND ANY OTHER ENVIRONMENTAL MATTERS; THE PRESENCE OR ABSENCE OF ANY RIGHT TO SUBDIVIDE OR DEVELOP THE PROPERTY; THE SUITABILITY OF THE PROPERTY FOR THE USES INTENDED BY BUYER; THE ABILITY TO OBTAIN ACCESS TO THE PROPERTY; THE ADEQUACY OF PARKING; THE AVAILABILITY OF UTILITIES OR OTHER SERVICES TO THE PROPERTY; OR ANY OTHER MATTERS WHATSOEVER. BY REASON OF THE FOREGOING, WITH THE EXCEPTION OF ANY CLAIMS ARISING BY REASON OF SELLER’S FAILURE TO PERFORM ANY OF ITS EXPRESS OBLIGATIONS UNDER THIS AGREEMENT, OR ANY CLAIMS ARISING FROM SELLER’S BREACH OF ANY OF ITS EXPRESS REPRESENTATIONS AND WARRANTIES UNDER THIS AGREEMENT, BUYER HEREBY IRREVOCABLY AND EXPRESSLY WAIVES, RELEASES AND RELINQUISHES ANY AND ALL RIGHT OR ENTITLEMENT WHICH IT WOULD OTHERWISE HAVE TO ASSERT AGAINST SELLER OR ANY OF ITS PARTNERS, AFFILIATES, AGENTS, ATTORNEYS OR CONSULTANTS ANY EXPRESS OR IMPLIED WARRANTY RELATING TO THE PROPERTY OR THE CONDITION, FITNESS OR VALUE THEREOF OR TO ASSERT AGAINST SELLER OR SUCH PERSONS OR ENTITIES ANY CLAIM WHATSOEVER ARISING OUT OF OR PERTAINING TO THE CONDITION OF THE PROPERTY OR THE PRESENT OR FUTURE PROFITABILITY OF OWNERSHIP, DEVELOPMENT OR OPERATION THEREOF.

(b) In addition, Buyer expressly understands and acknowledges that it is possible that unknown problems, conditions, losses, costs, damages, claims, liabilities, expenses, demands and obligations of various kinds and natures (“Liabilities”) may exist with respect to the Property and that Buyer explicitly took that possibility into account in determining and agreeing to the Purchase Price, and Buyer, as a portion of the consideration for the Property, as of the Closing, waives and releases Seller and its owners and affiliates from any all obligations, liabilities, claims or causes of action theretofore accrued or thereafter arising with respect to any and all such Liabilities.

WITH RESPECT TO THE RELEASES AND WAIVERS SET FORTH ABOVE, BUYER EXPRESSLY WAIVES THE BENEFITS OF SECTION 1542 OF THE CALIFORNIA CIVIL CODE, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

BUYER HAS BEEN ADVISED BY ITS LEGAL COUNSEL AND UNDERSTANDS THE SIGNIFICANCE OF THIS WAIVER OF SECTION 1542 RELATING TO UNKNOWN, UNSUSPECTED AND CONCEALED CLAIMS. BY ITS INITIALS BELOW, BUYER ACKNOWLEDGES THAT IT FULLY UNDERSTANDS, APPRECIATES AND ACCEPTS ALL OF THE TERMS OF THIS PARAGRAPH 14.

Buyer’s Initials /s/ RH___

15)	RISK OF LOSS: Risk of loss to the Property shall be borne by Seller until title has been conveyed to Buyer. In the event that the improvements on the Property are destroyed or materially damaged (material damage consisting of damage, the cost of required repair of which is borne by Seller and not tenants of the Property and which exceeds $200,000) between the Effective Date of this Agreement and the date title is conveyed to Buyer, Buyer shall have the option of demanding and receiving back the entire Deposit and being released from all obligations hereunder, or alternatively, taking such improvements as Seller can deliver. In the event of any other damage the closing obligations shall not be affected but Seller shall assign to Buyer any insurance proceeds respecting same and shall credit Buyer through escrow at closing for the uninsured cost to repair the damage. Upon Buyer’s physical inspection and approval of the Property, Seller shall maintain the Property through close of escrow in the same condition and repair as approved, reasonable wear and tear excepted.

16) POSSESSION: Possession of the Property shall be delivered to Buyer on Closing Date.

17)	LIQUIDATED DAMAGES: BY PLACING THEIR INITIALS IMMEDIATELY BELOW, BUYER AND SELLER AGREE THAT IT WOULD BE IMPRACTICABLE OR EXTREMELY DIFFICULT TO FIX ACTUAL DAMAGES IN THE EVENT OF A DEFAULT BY BUYER, THAT THE AMOUNT OF BUYER’S DEPOSIT HEREUNDER IS THE PARTIES’ REASONABLE ESTIMATE OF SELLER’S DAMAGES IN THE EVENT OF BUYER’S DEFAULT, AND THAT UPON BUYER’S DEFAULT IN ITS PURCHASE OBLIGATIONS UNDER THIS AGREEMENT, NOT CAUSED BY ANY BREACH BY SELLER, SELLER SHALL BE RELEASED FROM ITS OBLIGATIONS TO SELL THE PROPERTY AND SHALL RETAIN BUYER’S DEPOSIT AS LIQUIDATED DAMAGES, WHICH SHALL BE SELLER’S SOLE AND EXCLUSIVE REMEDY IN LAW OR AT EQUITY FOR BUYER’S DEFAULT.

Buyer’s Initials /s/ RH Seller’s Initials /s/ GD

18)	SELLER EXCHANGE: Buyer agrees to cooperate should Seller elect to sell the Property as part of a like-kind exchange under IRC Section 1031. Seller’s contemplated exchange shall not impose upon Buyer any additional liability or financial obligation, and Seller agrees to hold Buyer harmless from any liability that might arise from such exchange. This Agreement is not subject to or contingent upon Seller’s ability to acquire a suitable exchange property or effectuate an exchange. In the event any exchange contemplated by Seller should fail to occur, for whatever reason, the sale of the Property shall nonetheless be consummated as provided herein.

19)	BUYER EXCHANGE: Seller agrees to cooperate should Buyer elect to purchase the Property as part of a like-kind exchange under IRC Section 1031. Buyer’s contemplated exchange shall not impose upon Seller any additional liability or financial obligation, and Buyer agrees to hold Seller harmless from any liability that might arise from such exchange. This Agreement is not subject to or contingent upon Buyer’s ability to dispose of its exchange property or effectuate an exchange. In the event any exchange contemplated by Buyer should fail to occur, for whatever reason, the sale of the Property shall nonetheless be consummated as provided herein.

20) DISCLOSURE OF REAL ESTATE LICENSURE: Not applicable.

21)	AUTHORIZATION: Buyer and Seller authorize Agent to disseminate sales information regarding this transaction, including the purchase price of the Property.

22) AGENCY DISCLOSURE:

22.1)EXCLUSIVE LISTING: Marcus & Millichap Real Estate Investment Brokerage Company is the exclusive listing broker of the property that is the subject of this transaction. Under California law, Marcus & Millichap represents the Seller as the Seller’s agent. Marcus & Millichap also has procured the Buyer in this transaction. Marcus & Millichap is not the agent of the Buyer; however, Marcus & Millichap does have the following affirmative legal obligations to the Buyer:

a.	Diligent exercise of reasonable skill and care in the performance of its duties.

b.	A duty of honest and fair dealing and good faith.

c.	A duty to disclose all facts known to it materially affecting the value or desirability of the property that are not known to, or within the diligent attention and observation of, the Buyer.

23)	OTHER BORKERS: Buyer and Seller agree that, in the event any broker other than Agent or a broker affiliated with Agent is involved in the disposition of the Property, Agent shall have no liability to Buyer or Seller for the acts or omissions of such other broker, who shall not be deemed to be a subagent of Agent.

24)	LIMITATION OF LIABILITY: Except for Agent’s gross negligence or willful misconduct, Agent’s liability for any breach or negligence in its performance of this Agreement shall be limited to the greter of $50,000 or the amount of compensation actually received by Agent in any transaction hereunder.

25)	SCOPE OF AGENT’S AUTHORITY AND RESPONSIBILITY: Agent shall have no authority to bind either Buyer or Seller to any modification or amendment of this Agreement. Agent shall not be responsible for performing any due diligence or other investigation of the Property on behalf of either Buyer or Seller, or for providing either party with professional advice with respect to any legal, tax, engineering, construction or hazardous materials issues.

26)	BROKER DISCLAIMER: Buyer and Seller acknowledge that, except as otherwise expressly stated herein, Agent has not made any investigation, determination, warranty or representation with respect to any of the follows: (a) the financial condition or business prospects of any tenant, or such tenant’s intent to continue or renew its tenancy in the Property; (b) the legality of the present or any possible future use of the Property nder any federal, state, or local law; (c) pending or possible future action by any governmental entity or agency which may affect the Property; (d) the physical condition of the Property, including but not limited to, soil conditions, the structural integrity of the improvements, and the presence oor absence of fungi, mold or wood-destroying organisms; (e) the accuracy or completeness of income and expense information and projections, of square footage figures, and of the texts of leass, options, and other agreements affecting the Property; (f) the possibility that lease, options or other documents exist which affect or encumber the Property and which have not been provided or disclosed by Seller; or (g) the presence or location of any hazardous materials on or about the Property, including, but not limited to, asbestos, PCB’s, or toxic, hazardous or contaminated substances, lead-based paint and underground storage tanks.

Buyer agrees that investigation and analysis of the foregoing matters is Buyer’s sole responsibility and that Buyer shall not hold Marcus & Millichap responsible therefore. Buyer further agrees to reaffirm its acknowledgment of this disclaimer at close of escrow and to confirm that is has relied upon no representations of Marcus & Millichap in connection with its acquisition of the Property.

Buyer’s Initials __/s/ RH Seller’s Initials /s/ GD

27)	LEAD-BASED PAIN HAZARDS: Not applicable.

28)	MOLD/ALLERGEN ADVISORY AND DISCLOSURE: Buyer is advised of the possible presence within properties of toxic (or otherwise illness-causing) molds, fungi, spores, pollens and/or other botanical substances and/or allergens (e.g. dust, pet dander, insect material, etc.). These substances may be either visible or invisible, may adhere to walls and other accessible and inaccessible surfaces, may be embedded in carpets or other fabrics, may become airborne, and may be mistaken for other household substances and conditions. Exposure carries the potential of possible health consequences. Agent strongly recommends that Buyer contact the State Department of Health Services for further information on this topic.

Buyer is advised to consider engaging the services of an environmental or industrial hygienist (or similar, qualified professional) to inspect and test for the presence of harmful mold, fungi, and botanical allergens and substances as part of Buyer’s physical condition inspection of the Property, and Buyer is further advised to obtain from such qualified professionals information regarding the level of health-related risk involved, if any, and the advisability and feasibility of eradication and abatement, if any.

Buyer is expressly cautioned that Agent has no expertise in this area and is, therefore, incapable of conducting any level of inspection of the Property for the possible presence of mold and botanical allergens. Buyer acknowledges that Agent has not made any investigation, determination, warranty or representation with respect to the possible presence of mold or other botanical allergens, and Buyer agrees that the investigation and analysis of the foregoing matters is Buyer’s sole responsibility and that Buyer shall not hold Agent responsible therefore.

29)	WATER HEATER DISCLOSURE: Seller (if necessary) certifies that it has complied with the water heater earthquake protection requirements set forth in California Health and Safety Code section 19211.

Buyer is advised that Agent has no expertise in this area and is, therefore, incapable of conducting any level of inspection of the Property for the possible non-standard and/or unsafe water heater bracing, anchoring, or strapping to resist movement due to earthquakes. Buyer understands that Agent has not made any investigation, determination, warranty or representation with respect to the possible unfit water heater bracing, anchoring, or strapping or other standards and Buyer agrees that the investigation and analysis of the foregoing matters is Buyer’s sole responsibility and that Buyer shall not hold Agent responsible therefore.

30)	BUYER’S REMEDIES: Buyer acknowledges that in the event of a breach of this Purchase Agreement by Seller, Buyer’s right to collect damages for such breach constitutes an adequate remedy at law. To induce Seller to enter into this Purchase Agreement, Buyer hereby irrevocably and expressly waives: (i) any right of specific performance under this Purchase Agreement; (ii) any right under the provisions of California Civil Code Sections 3384 to 3395 inclusive; and (iii) any other claim affecting claim of title to the Property, whether by filing a notice of pending action or otherwise. If, notwithstanding the waivers set forth in the preceding sentence, Buyer institutes an action for specific performance or other relief against Seller relating to the Property or any portion thereof and records a notice of action concerning such action as provided in California Code of Civil Procedure Section 405.20, then Buyer agrees, in addition to all other rights and remedies of Seller for Buyer’s breach of this Paragraph 30, that pending a determination by a court of competent jurisdiction of the merits of such action, Seller may, without limitation upon its other rights and remedies, bring a motion to expunge such notice of pendency of action pursuant to California Code of Civil Procedure Section 405.30 et seq. and, in connection with such notice to expunge, Buyer agrees that damages constitute adequate relief and that the financial condition of Seller is more than adequate to respond in damages to any recovery which Buyer could reasonably obtain against Seller and, therefore, Buyer waives any requirement or right that a bond or other undertaking be given or required as a condition to expunging such notice of pendency of action. If Buyer violates this provision by recording a lis pendens against the Property or any portion thereof, the court shall expunge any such notice forthwith without bond or undertaking and shall award damages to Seller.

LIQUIDATED DAMAGES; BY PLACING THEIR INITIALS IMMEDIATELY BELOW, BUYER AND SELLER AGREE THAT IT WOULD BE IMPRACTABLE OR EXTREMELY DIFFICULT TO FIX ACTUAL DAMAGES IN THE EVENT OF A DEFAULT BY SELLER TO CONVEY THE PROPERTY AS REQUIRED HEREIN, THAT THE AMOUNT OF $500,000 IS THE PARTIES’ REASONABLE ESTIMATE OF BUYER’S DAMAGES IN THE EVENT OF SUCH DEFAULT BY SELLER, AND IN THE EVENT OF SUCH DEFAULT NOT CAUSED BY ANY BREACH BY BUYER, BUYER SHALL BE RELEASED FROM ITS OBLIGATIONS TO BUY THE PROPERTY AND SHALL WITHIN THREE (3) BUSINESS DAYS BE PAID SAID SUM BY SELLER AS LIQUIDATED DAMAGES, WHICH SHALL BE BUYER’S SOLE AND EXCLUSIVE REMEDY IN LAW OR AT EQUITY FOR SELLER’S DEFAULT.

Buyer’s Initials _/s/ RH_ Seller’s Initials _/s/ GD_

31)	SUCCESSORS & ASSIGNS: Except for an assignment to an entity controlled by Buyer, Buyer may not assign its rights under this Agreement without Seller’s prior written consent which Seller may reasonably withhold. Subject to the foregoing, this Agreement and any addenda hereto shall be binding upon and inure to the benefit of the heirs, successors, agents, representatives and assigns of the parties hereto.

32)	ATTORNEYS’ FEES: In any litigation, or other legal proceeding which may arise between any of the parties hereto, including Agent, the prevailing party shall be entitled to recover its costs, including costs of arbitration, and reasonable attorneys’ fees in addition to any other relief to which such party may be entitled.

33) TIME: Time is of the essence of this Agreement.

34)	NOTICES: All notices required or permitted hereunder shall be given to the parties in writing (with a copy to Agent) at their respective addresses as set forth below. Should the date upon which any act required to be performed by this Agreement fall on a Saturday, Sunday or holiday, the time for performance shall be extended to the next business day.

35)	FOREIGN INVESTOR DISCLOSURE: Seller and Buyer agree to execute and deliver any instrument, affidavit or statement, and to perform any act reasonably necessary to carry out the provisions of this Foreign Investment in Real Property Tax Act and regulations promulgated thereunder. Seller represents that Seller is not a foreign person as defined in Section 1445 of the Internal Revenue Code and withholding of any portion of the purchase price is not required under Sections 18662 or 18668 of the California Revenue and Taxation Code.

36)	ADDENDA: Any addendum attached hereto and either signed or initialed by the parties shall be deemed a part hereof. This Agreement, including addenda, if any, expresses the entire agreement of the parties and supersedes any and all previous agreements between the parties with regard to the Property. There are no other understandings, oral or written, which in any way alter or enlarge its terms, and there are no warranties or representations of any nature whatsoever either express or implied, except as set forth herein. Any future modification of this Agreement will be effective only if it is in writing and signed by the party to be charged.

37)	ACCEPTANCE AND EFFECTIVE DATE: Buyer’s signature hereon constitutes an offer to Seller to purchase the Property on the terms and conditions set forth herein. Unless acceptance hereof is made by Seller’s execution of this Agreement and delivery of a fully executed copy to Buyer, either in person or at the address shown below, or by facsimile or e-mail with a legitimate confirmation of receipt, on or before June 27th , 2007, this offer shall be null and void, the Deposit shall be returned to Buyer, and neither Seller nor Buyer shall have any further rights or obligations hereunder. Delivery shall be effective upon personal delivery to Buyer or Buyer’s agent or, if by mail, on the next business day following the date of postmark. The “Effective Date” of this Agreement shall be the later of (a) the date on which Seller executes this Agreement, or (b) the date of or written acceptance (by either Buyer or Seller) of the final counter-offer submitted by the other party. Buyer and Seller both acknowledge and agree that a facsimile copy of this Agreement with a party’s signature is as legally valid and binding as the original Agreement with an original signature. If Buyer is not an individual but a legal entity, Buyer’s representative represents that he/she is authorized on behalf of the legal entity to sign this Agreement.

38)	OTHER BUYERS: Buyer understands that Agent represents other buyers who may have an interest in similar, or the same property that Buyer is considering purchasing. Buyer understands, consents and agrees that Agent, at all times before, during and after his representation of Buyer, may also represent other prospective buyers in the purchase of any property offered for sale. Buyer understands, consents and agrees that, regardless of the particular agency relationship between Buyer and Agent, Agent’s representation of other buyers does not constitute a breach of any duty to Buyer.

39)	GOVERNING LAW: This Agreement shall be governed by and construed in accordance with the laws of the State of California.

40) SELLER REPRESENTATIONS AND WARRANTIES: Seller hereby, represents and warrants the following:

a. Seller is duly organized as a California limited liability company and is authorized to enter into this Agreement;

b. To Seller’s knowledge, Seller has received no written notice of violation of any laws.

c To Seller’s knowledge, there has been no default or any claim of default, no event has occurred which with notice or lapse of time or both would constitute a default, under any lease, and there is currently no dispute with any tenant with regard to additional rent;

d.	To Seller’s knowledge, no tenant is currently asserting any defense or has any defense, set off, or claim with regard to his tenancy pursuant to the lease, any law or otherwise;

e.	To Seller’s knowledge, there is no current action, lawsuit, proceeding or investigation against Seller, and there are none pending against Seller;

f.	There are no outstanding agreements (including options) relating to the sale of the property;

g.	The list of leases attached hereto as Exhibit “C” and service contracts attached hereto as Exhibit “D” are all of the leases and service contracts affecting the Property and the copies of such documents are true and correct;

h.	To Seller’s knowledge, the rent roll and operating statements provided by Seller to Buyer are true and correct.

The above representations and warranties shall be true and correct as of the Effective Date and as of the Closing and shall survive the Closing for a period of twelve (12) months, provided, however, that Seller’s representations and warranties at Closing shall be deemed modified and amended by any information in the possession of Buyer or Buyer’s agents or representatives at the Closing, and provided further, that should an event occur after the Effective Date of which Seller gains knowledge (other than an event caused by Buyer or its agents), which event would make any of Seller’s representations and warranties untrue or incorrect in a material manner, Seller shall provide written notice to Buyer of same pursuant to Paragraph 49 hereof. In the event of any such notice to Buyer, Buyer shall have five (5) business days to determine whether to waive any objection thereto or to terminate this Agreement, which election shall be made by written notice to Seller. If Buyer fails to timely elect to terminate then the parties shall proceed to Closing, any objection by Buyer shall be deemed waived, and Seller’s representations and warranties at Closing shall be deemed modified. If Buyer timely elects to terminate, Buyer’s Deposit shall be promptly refunded and neither party shall have any obligation to the other hereunder after being so informed, in which case Buyer’s Deposit shall be immediately returned to Buyer, and neither Buyer nor Seller shall have the obligation to proceed to Closing hereunder. If Buyer fails to so timely terminate this Agreement, the parties shall proceed to Closing and Seller’s warranties shall be deemed modified by the information so provided.

Wherever a representation or warranty of Seller is made to Seller’s knowledge, “knowledge” shall mean the actual present knowledge of Gerald Ducot, the individual controlling Seller, without independent investigation or inquiry and without any duty, or expectation on the part of Buyer that he will undertake, to conduct same.

41) BUYER REPRESENTATIONS AND WARRANTIES: Buyer represents and warrants the following:

a.	Buyer is duly organized as a Virginia limited liability company and is authorized to enter into this Agreement.

b.	To Buyer’s knowledge, there is no current action, lawsuit, proceeding or investigation against Buyer, and there are none pending against Buyer;

42) CLOSING CONDITIONS: The following shall be conditions of closing for Buyer’s benefit:

a.	All of Seller’s representations and warranties are true and correct in all material respects as of the closing;

b.	Seller shall have complied with all of its obligations under the Agreement;

c.	The tenant estoppel requirements shall have been satisfied;

d.	Except as otherwise disclosed in writing to Buyer, there is no litigation as of the closing;

e.	No material damage to the property in excess of $200,000 has occurred (per Paragraph 15 above);

f.	All monetary liens shall have been removed by Seller or bonded over to the satisfaction of Buyer by Seller;

g.	Seller shall have terminated all service and other agreements prior to closing unless otherwise agreed by Buyer per Paragraph 12 above;

h.	No tenant shall have filed for bankruptcy or given notice of intent to do so; and

i.	The Title Company shall be unconditionally committed to issue the title policy.

Buyer shall have the right, at its discretion, to waive any of the foregoing conditions and proceed with the closing.

43)	3-14 AUDIT: Intentionally deleted.

44) MUTUAL INDEMNIFICATION:

(a)	INDEMNIFICATION OF PURCHASER: Seller hereby agrees to, and hereby does, hold Buyer and its agents, employees, consultants, attorneys, representatives, members, partners, shareholders, successors or assigns (collectively, the “Buyer Indemnified Parties”) harmless, and agrees to indemnify and defend Buyer and each of the other Buyer Indemnified Parties, from and against all claims, demands, actions, suits, liabilities, damages, costs and expenses (including reasonable attorneys’ fees and court costs) accruing prior to the Closing Date and in any manner arising out of, caused by, or related to any liability arising from the use, occupation, or ownership of the Property prior to the Closing and/or any breach by Seller of any of its covenants, representations or warranties under this Agreement. The provisions of this Section shall survive for one (1) year after the Closing.

(b)	INDEMNIFICATION OF SELLER: Buyer hereby agrees to, and hereby does, hold Seller and its agents, employees, consultants, attorneys, representatives, members, partners, shareholders, successors or assigns (collectively, the “Seller Indemnified Parties”) harmless, and agrees to indemnify and defend Seller and each of the other Seller Indemnified Parties, from and against all claims, demands, actions, suits, liabilities, damages, costs and expenses (including reasonable attorneys’ fees and court costs) accruing from and after the Closing Date and in any manner arising out of, caused by, or related to any liability arising from the use, occupation, or ownership of the Property after the Closing and/or any breach by Buyer of any of its covenants, representations or warranties under this Agreement.

45)	DELIVERIES BY SELLER: On or before one (1) business day prior to the closing date, unless otherwise stated, seller shall deliver to escrow or buyer, as applicable, the following:

(a)	one (1) original executed and acknowledged grant deed dated as of the closing date, executed by seller, as grantor, in favor of buyer, as grantee, together with a separate statement of tax due and request that tax declaration not be made a part of the permanent record in the office of the county recorder in form reasonably acceptable to buyer;

(b)	Two (2) original counterparts, duly executed by seller, of a bill of sale in form reasonably acceptable to buyer (“bill of sale”) pursuant to which seller shall transfer to buyer all of seller’s interest in the personal property owned by seller and located on or about the property or attached thereto and used in connection with the use, operation, maintenance or repair thereof;

(c)	Two (2) original counterparts, duly executed by seller, of the assignment of leases in form reasonably acceptable to buyer (“assignment of leases”), pursuant to which seller shall assign to buyer all of seller’s rights and remedies under the tenant leases, including, without limitation, the right to any security deposits and prepaid rent, and buyer shall assume all of seller’s obligations thereunder accruing from and after the closing date;

(d)	Two (2) original counterparts, duly executed by seller, of an assignment and assumption agreement in a form reasonably acceptable to buyer (the “assignment agreement”), pursuant to which seller shall assign to buyer all of seller’s right, title and interest in and to the contracts and permits that buyer has elected to assume from and after the closing date to buyer and buyer shall assume all of seller’s obligations thereunder accruing from and after the closing date;

(e)	Two (2) original counterparts, duly executed by seller of a duly executed notice to the tenant in a form reasonably acceptable to buyer (the “tenant notice”) advising tenant of the change in ownership and directing the payment of rent to such party as buyer shall designate;

(f)	A completed Certificate of Non-Foreign Status, duly executed by Seller under penalty of perjury;

(g)	A duly executed California FTB Form 593-C that is sufficient to exempt Seller from any state withholding requirement with respect to the sale contemplated in this Agreement;

(h)	Estoppel certificates as required by and provided for in Section 11 of this Agreement;

(i)	Such other documents as Escrow Holder may require from Seller in order to issue the Title Policy;

(j)	Invoices from all brokers entitled to receive a commission or fee in connection with the transaction contemplated by this Agreement;

(k)	Such proof of seller’s authority and authorization to enter into this Agreement and the transaction contemplated hereby, and such proof of the power and authority of the individual(s) executing or delivering any instruments, documents or certificates on behalf of Seller to act for and bind Seller as may be reasonably requested by Title Company;

(l)	Such other documents and instruments, signed and properly acknowledged by Seller, if appropriate, as may reasonably be required by Escrow Agent or otherwise in order to effectuate the provisions of this Agreement and the closing of the transactions contemplated herein;

(m)	On the Closing Date, Seller shall deliver to Buyer all keys to all buildings and other improvements located on the Property, combinations to any safes thereon, and security devices therein in Seller’s possession;

(n)	On the Closing Date, Seller shall deliver to Buyer all original tenant leases (including all amendments, exhibits and correspondence); and

(o)	On the Closing Date, Seller shall deliver to Buyer, all records and files relating to the management or operation of the Property, including, without limitation, all insurance policies, all service contracts, all tenant files (including correspondence), property tax bills, and all calculations used to prepare statements of rental increases under the leases and statements of common area charges, insurance, property taxes and other charges which are paid by tenants of the Property.

46)	DELIVERIES BY BUYER: On or before one (1) business day prior to the Closing Date, Buyer shall deliver to Escrow the following:

(a)	The balance of the purchase price, subject to adjustments for credits and prorations;

(b)	Two (2) original counterparts, duly executed by Buyer, of the Bill of Sale;

(c)	Two (2) original counterparts, duly executed by Buyer, of the Assignment of Leases;

(d)	Two (2) original counterparts, duly executed by Buyer, of the Assignment and Assumption Agreement;

(e)	Invoices from all brokers entitled to receive a commission or fee in connection with the transaction contemplated by this Agreement;

(f)	Such proof of Buyer’s authority and authorization to enter into this Agreement and the transaction contemplated hereby, and such proof of the power and authority of the individual(s) executing or delivering any instruments, documents or certificates on behalf of Buyer to act for and bind Buyer as may be reasonably requested by Title Company; and

(g)	Such other documents and instruments, signed and properly acknowledged by Buyer, if appropriate, as may reasonably be required by Escrow Agent or otherwise in order to effectuate the provisions of this Agreement and the closing of the transactions contemplated herein.

47)	BUSINESS DAY: If any time period stated herein is due to expire on a day that is not a business day, or if any act is called for to be performed hereunder on a day that is not a business day, then such time period shall expire and such act shall be performed, as the case may be, on the next succeeding business day. For purposes of this Agreement, a “business day” is any day other than a Saturday, Sunday or legal holiday in Los Angeles, California.

48)	REGISTERED COMPANY; seller’s audit co-operation: the seller acknowledges that buyer shall have the right to assign all of its rights, title and interest in and to this agreement to an assignee which is a publicly registered company (“registered company”) promoted by the buyer. Such assignment shall not release buyer of any of its obligations under this agreement, nor shall it cause an extension of the closing date. The seller acknowledges that it has been advised that if the purchaser is a registered company, the assignee is required to make certain filings with the securities and exchange commission (the “sec filings”) that relate to the fiscal year 2006 and that portion of 2007 ending the closing date (collectively, the “audited year”) for the property. To assist the assignee in preparing the sec filings, the seller agrees upon reasonable notice to provide or cause Charles Dunn & Co., the “property manager”, to provide auditors for the registered company the following information following closing:

1.	Access to bank statements for the Audited year;

2.	Rent Roll as of the end of the Audited Year;

3.	Operating Statements for the Audited Year;

4.	Access to the general ledger for the Audited Year;

5.	Cash receipts schedule for each month in the Audited Year;

6.	Access to invoice for expenses and capital improvements in the Audited Year;

7.	Accounts payable ledger and accrued expense reconciliations;

8.	Check register for the 3-months following the Audited Year;

9.	Leases and 5-year lease schedules;

10.	Copies of all insurance documentation for the Audited Year;

11.	Copies of accounts receivable aging as of the end of the Audited Year and an explanation for all accounts over 30 days past due as of the end of the Audited Year; and

12.	a signed representation letter in the form attached hereto as Exhibit E (the “Representation Letter”).

The provisions of this Paragraph 48 shall survive the Close of Escrow for a period of one (1) year.

49)	NOTIFICATION: Except as to any information imparted to Seller as a result of Buyer’s due diligence of the Property, Seller shall promptly notify Buyer of any material change in Seller’s knowledge of any condition with respect to the Property or of any material event or circumstance of which Seller gains knowledge that makes any representation or warranty of Seller under this Agreement materially untrue or incorrect.

THE PARTIES ARE ADVISED TO CONSULT THEIR RESPECTIVE ATTORNEYS WITH REGARD TO THE LEGAL EFFECT AND VALIDITY OF THIS PURCHASE AGREEMENT. THE PARTIES AGREE THAT THIS AGREEMENT CAN BE SIGNED IN COUNTERPART WITH THE SAME LEGAL FORCE AND EFFECT AS IF NOT SIGNED IN COUNTERPART.

The undersigned Buyer hereby offers and agrees to purchase the above-described Property for the price and upon the terms and conditions herein stated.

This offer is made by Buyer to Seller on this  26th   day of   June, 2007. The undersigned Buyer hereby acknowledges receipt of an executed copy of this Agreement, including the Agency Disclosure contained in Paragraph 22, above.

All individuals signing below on behalf of a legal entity hereby represent that they are authorized by, and on behalf of, said entity to enter into this Agreement.

BUYER:	/s/ Richard Hutton	ADDRESS:	1551 North Tustin Avenue, #300

	Triple Net		Santa Ana, CA 92705
	Properties, LLC, a		—
Virginia limited
liability company
By: Richard Hutton,
Executive Vice
President, Authorized
Signer
DATE:		TELEPHONE:	714-836-5263

	6/26/07	FACSIMILE:	714-667-6860

SELLER’S ACCEPTANCE AND AGREEMENT TO PAY COMMISSION

The undersigned Seller accepts the foregoing offer and agrees to sell the Property to Buyer for the price and on the terms and conditions stated herein. Seller acknowledges receipt of an executed copy of this Agreement and authorizes Agent to deliver an executed copy to Buyer.

Seller reaffirms its agreement to pay to Agent a real estate brokerage commission pursuant to the terms of that certain Representation Agreement between Agent and Seller dated March 12, 2007, which shall remain in full force and effect, and shall be controlling if inconsistent with any terms hereof. Said commission is payable in full on the Closing Date and shall be paid in cash through escrow. Escrow Holder is directed to make such payment to Agent from Seller’s proceeds of sale. The provisions of this paragraph may not be amended or modified without the written consent of Agent.

Where Seller has agreed to pay a commission, Seller acknowledges and agrees that payment of said commission is not contingent upon the closing of the transaction contemplated by this Agreement, and that, in the event completion of the sale is prevented by default of Seller, then Seller shall immediately be obligated to pay to Agent the entire commission. The provisions of this paragraph may not be amended or modified without the written consent of Agent.

[ ] SUBJECT TO ATTACHED COUNTER-OFFER

SELLER:		ADDRESS:	11611 San Vicente Blvd, # 640

	St. Mary Physicians Center, LLC, a		Los Angeles, CA 90049
	California limited liability company		—
		TELEPHONE:	310-826-2888

	By: Elm Long Beach, LP,	FACSIMILE:	310-820-9145

a California limited partnership, Manager
By: Lazar-Ducot Associates, Inc., a
California corporation, General Partner
By: Gerald A. Ducot, President
DATE:	/s/ Gerald A. Ducot 6/26/07

Agent accepts and agrees to the foregoing. Agent represents and warrants that Agent is unaware of any incorrect or incomplete information contained in any Natural Hazard Disclosures.

AGENT: MARCUS & MILLICHAP REAL ESTATE INVESTMENT BROKERAGE COMPANY

BY:	/s/ David Black	ADDRESS:	One World Trade Center, #2100

	David Black		Long Beach, CA 90831

DATE:	6/26/07	TELEPHONE:	(562) 436-5800

BY:	/s/ Michael Lawrence ADDRESS:	19800 MacArthur Blvd., #150
	Michael Lawrence	Irvine, CA 92612
DATE:	6/26/07 TELEPHONE:	(949) 851-3030

NO REPRESENTATION IS MADE BY AGENT AS TO THE LEGAL OR TAX EFFECT OR VALIDITY OF
ANY PROVISION OF THIS PURCHASE AGREEMENT.	A REAL ESTATE BROKER IS QUALIFIED TO
GIVE ADVICE ON REAL ESTATE MATTERS.	IF YOU DESIRE LEGAL, FINANCIAL OR TAX
ADVICE, CONSULT YOUR ATTORNEY, ACCOUNTANT OR TAX ADVISOR.

Escrow Holder acknowledges receipt of a copy of this Agreement (if checked  X  a deposit amount of  five hundred thousand      dollars ($ 500,000 )), and agrees to act as Escrow Holder subject to Paragraph 3 of this Agreement, any supplemental escrow instructions and the terms of Escrow Holder’s general provisions.

The date of communication of Acceptance of the Agreement between Buyer and Seller is    June 26    , 2007.

ESCROW HOLDER:	First American Title Insurance Company	ESCROW #:	NCS 305219 SAI

c/o Mr. Brian Serikaku Carol L. Weir
BY:		DATE:	7/2/07

	5 First American Way, 2nd Floor		clweir

ADDRESS:	Santa Ana, CA 92707	EMAIL:	bserikaku@firstam.com

PHONE:	714-250-8405 8410	FAX:	714-242-9413 9780

ESCROW HOLDER IS LICENSED BY:	/s/ Carol L. Weir	LICENSE #::

NO REPRESENTATION IS MADE BY AGENT AS TO THE LEGAL OR TAX EFFECT OR VALIDITY OF ANY PROVISION OF THIS PURCHASE AGREEMENT. A REAL ESTATE BROKER IS QUALIFIED TO GIVE ADVICE ON REAL ESTATE MATTERS. IF YOU DESIRE LEGAL, FINANCIAL OR TAX } ADVICE, CONSULT YOUR ATTORNEY, ACCOUNTANT OR TAX ADVISOR. } NO REPRESENTATION IS MADE BY AGENT AS TO THE LEGAL OR TAX EFFECT OR VALIDITY OF

ANY PROVISION OF THIS PURCHASE AGREEMENT.	A REAL ESTATE BROKER IS QUALIFIED TO
GIVE ADVICE ON REAL ESTATE MATTERS.	IF YOU DESIRE LEGAL, FINANCIAL OR TAX
ADVICE, CONSULT YOUR ATTORNEY, ACCOUNTANT OR TAX ADVISOR.